Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information contact:
KB Home Kelly Masuda, Investor Relations (310) 893-7434 or kmasuda@kbhome.com or Lindsay Stephenson, Media Contact (310) 231-4142 or lstephenson@kbhome.com
ROBERT L. JOHNSON JOINS KB HOME BOARD OF DIRECTORS
LOS ANGELES – (July 10, 2008) – KB Home (NYSE: KBH), one of America’s largest homebuilders, today announced that Robert L. Johnson was unanimously elected to the company’s board of directors, bringing the total number of directors to 11, of which 10 are independent.
“Bob is one of the premier business leaders in America today,” said Stephen Bollenbach, chairman of the board of KB Home. “One of the true measures of a leader is someone who not only has answers but who asks the right questions and always looks for ways to improve and innovate. Having had the privilege of serving with him on the board of directors for Hilton Hotels, I know firsthand the caliber of thinking he brings to the table.”
“Bob has an incredible and unique depth of experience in real estate, finance and brand-building that will be invaluable as KB Home moves forward from the current housing market,” said Jeffrey Mezger, president and chief executive officer of KB Home. “His fresh perspective and visionary ideas will help to guide us as we build on our 50-year history to create the future of KB Home.”
About Robert L. Johnson
Mr. Johnson is founder and chairman of The RLJ Companies, a business network that owns or holds interests in a diverse portfolio of companies in the financial services, real estate, hospitality/restaurant, professional sports, film production, gaming and recording industries.
Mr. Johnson is also the majority owner of the Charlotte Bobcats, the National Basketball Association’s (NBA) franchise located in Charlotte, North Carolina. In acquiring the Bobcats, Mr. Johnson became the first African-American majority owner of a major professional sports franchise.

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Prior to forming The RLJ Companies, Mr. Johnson was founder and chief executive officer of Black Entertainment Television (BET), the first African American-owned company publicly traded on the New York Stock Exchange, which was acquired by Viacom Inc. in 2001. Mr. Johnson continued to serve as chief executive officer of BET until 2006. Before founding BET in 1979, Mr. Johnson served as vice president of government relations for the National Cable & Telecommunications Association, a trade association representing more than 1,500 cable television companies.
Mr. Johnson serves on the Lowe’s Companies, Inc. board of directors, the IMG Worldwide, Inc. board of directors, the Strayer Education, Inc. board of directors, the NBA Board of Governors, The Johns Hopkins University board of trustees, the Deutsche Bank Advisory Committee, the Wal-Mart Diversity Committee, and The Business Council. He previously served on the board of directors for US Airways, Hilton Hotels Corporation, General Mills, United Negro College Fund, and the National Cable Television Association, and on the board of trustees for the American Film Institute.
Mr. Johnson is a graduate of the University of Illinois and holds a master’s degree from the Woodrow Wilson School of Public and International Affairs at Princeton University.
About KB Home
KB Home, one of the nation’s largest homebuilders, has been building quality homes for families for more than 50 years. Headquartered in Los Angeles, the Company has operating divisions in nine states, building communities from coast to coast. KB Home, ranked the #1 homebuilder in FORTUNE magazine’s 2008 list of America’s Most Admired Companies®, is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol KBH. For more information about any of KB Home’s new home communities or complete mortgage services offered through Countrywide KB Home Loans, call 888-KB-HOMES or visit kbhome.com.

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